CONTACTS: Media Inquiries:

Krista McClure

(248) 435-7115

krista.mcclure@arvinmeritor.com

Investor Inquiries:

Terry Huch

(248) 435-9426

terry.huch@arvinmeritor.com

ARVINMERITOR ANNOUNCES PRICING OF CONVERTIBLE

SENIOR UNSECURED NOTES

TROY, Mich. (Feb. 6, 2007) – ArvinMeritor, Inc., (NYSE: ARM) today announced the pricing of its offering of $175 million aggregate principal amount of convertible senior unsecured notes due 2027 (the "notes"). The offering is being made to qualified institutional buyers in a private placement. The notes will rank equally in right of payment to all of ArvinMeritor’s existing and future senior unsecured indebtedness. ArvinMeritor has granted to the initial purchasers of the notes a 30-day option to purchase up to an additional $25 million aggregate principal amount of the notes, solely to cover over-allotments. The sale of the notes is expected to close on February 8, 2007, subject to customary closing conditions.

The company will pay 4.00% cash interest on the notes semiannually until February 15, 2019, after which no cash interest will be paid. Commencing February 15, 2019, the principal amount of the notes will be subject to accretion at a rate that provides holders with an aggregate annual yield to maturity of 4.00% (computed on a semi-annual bond equivalent yield basis).

The notes will be convertible in certain circumstances into cash up to the accreted principal amount of the notes, and cash, shares of common stock, or a combination thereof, at the company’s election, for the remainder of the conversion obligation, if any, in excess of the accreted principal amount, based on an initial conversion rate, subject to adjustment, equivalent to 37.4111 shares of common stock per $1,000 original principal amount of notes. This represents an initial conversion price of approximately $26.73 per share.

The company currently expects to use the net proceeds from the offering of the notes (estimated to be $169.2 million, or $193.4 million assuming exercise of the initial purchasers’ over-allotment option in full), together with proceeds from other sources if needed, to repay in full the $169.5 million aggregate principal amount of its outstanding Term Loan B due 2012. If the company determines not to use the net proceeds from the offering to repay the Term Loan B due 2012, the company intends to use the net proceeds for general corporate purposes, including retiring other indebtedness or funding certain pension or other long-term liabilities.

The securities priced today have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets from more than 110 manufacturing facilities globally. Headquartered in Troy, Mich., ArvinMeritor has employed approximately 27,500 people in 26 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: http://www.arvinmeritor.com/.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are "forward- looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "estimate," "should," "are likely to be," "will" and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to the company's facilities or demand for the company's products due to work stoppages; the financial condition of the company's suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by the company's suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures, including our recently announced agreement to sell our Emissions Technologies business; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company's debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company's debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

# # #